================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                               ------------------
                                    Form 8-K
                                 Current Report

                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of Earliest Event Reported) July 27, 2001


                                GATX Corporation
             (Exact Name of Registrant as Specified in its Charter)



           New York                      1-2328                  36-1124040
(State or other jurisdiction of     (Commission file         (I.R.S. employer
        incorporation)                   number)          identification number)



                             500 West Monroe Street,
                          Chicago, Illinois 60661-3676
                    (Address of principal executive offices)

        Registrant's telephone number, including area code (312) 621-6200

ITEM 5.  OTHER EVENTS

         On July 24, 2001, GATX Corporation issued the following press release:
                  CHICAGO, JULY 24 - GATX Corporation (NYSE:GMT) today announced its 2001 second quarter results. For the quarter, GATX reported consolidated net income of $21.6 million, or $.44 per diluted share compared to $41.5 million, or $.86 per diluted share in the prior year period. The second quarter 2001 results include a $30.6 million pre-tax write-down of telecommunication assets.
         For the six-month period ending June 30, GATX reported income of $192.3 million, or $3.90 per diluted share. Excluding the gain on the GATX Terminals sale and other non-recurring charges reported in the 2001 first quarter, income for the first six months was $53.2 million, or $1.08 per diluted share compared to income of $82.1 million, or $1.68 per diluted share in the prior year period. All comments from here forward in this press release regarding 2001 year-to-date results and outlook exclude the GATX Terminals-related gain and other non-recurring charges recorded in the 2001 first quarter.
         Ronald H. Zech, chairman and president of GATX, stated, "For the 2001 second quarter, increased pre-tax spread and remarketing income were more than offset by continued market weakness at GATX Rail and write-downs in GATX Capital's telecommunications portfolio.
         "At GATX Rail, we have experienced a decline in market conditions over the past 18 months, and this trend continues. The problem of excess railcar inventories has been compounded by a slowing economy. Our customers, especially those in the chemical industry, are experiencing their own difficulties and demand for railcars has declined accordingly. GATX Rail posted second quarter net income of $11.5 million compared to $17.9 million in the prior year period and $12.1 million in the 2001 first quarter. While the level of our concern regarding current conditions in the rail sector remains high, we remain positive about the long-term fundamentals of this business.
         "Financial Services, comprised primarily of GATX Capital, posted second quarter net income of $14.3 million compared to $21.1 million in the prior year period. Although pre-tax spread increased and remarketing income was particularly strong, further weakness in its telecommunications portfolio caused GATX Capital to write down $30.6 million of telecommunication assets that were deemed impaired.
         "During the second quarter, GATX's telecommunications exposure was reduced to $125 million, or 2% of total assets. This $50 million reduction from the prior quarter was comprised of the $30.6 million write-down and approximately $20 million of principal repayments and amortization. We will continue to aggressively reduce our remaining telecommunications exposure, a strategy that will suppress near-term earnings as we attempt to bring this issue to a prompt closure, maximize recovery of our investment, and minimize future uncertainty surrounding the ultimate impact of GATX's telecommunications exposure.
         "Looking at the remainder of 2001, providing an EPS outlook that incorporates telecommunications-related losses is impractical given the uncertainty of potential additional charges in that area. Excluding telecommunications-related losses, we currently expect 2001 income of approximately $2.20 per share on a diluted basis. This 2001 expectation incorporates three key assumptions: by opting to use the GATX Terminals sale proceeds conservatively, we estimate resulting 2001 earnings dilution to be approximately $.25 per share; GATX Rail is expected to post full year income of approximately $40 million; and Financial Services is expected to post income in the range of $65-$70 million, excluding telecommunications-related losses.
         Mr. Zech added, "The dilutive impact of the Terminals sale warrants further comment. When we initiated the sale process over one year ago, we anticipated taking a more aggressive approach for the use of the sale proceeds, thereby minimizing the dilutive earnings impact of the sale. Over the course of the past year, however, the economic environment has worsened, and we have adjusted our approach toward the use of proceeds accordingly. By using the bulk of the proceeds to substantially enhance our liquidity and improve our capital structure, we have positioned GATX to take full advantage of market opportunities that arise during periods of economic uncertainty. However, this strategy has a meaningful negative impact on 2001 earnings. Ultimately, we are confident that this dilutive trend will reverse as we continue to invest in our core businesses.

         Mr. Zech concluded, "While 2001 year-to-date has been challenging, I am encouraged by a number of important and positive events that occurred during the first half of this year, including the El Camino acquisition, the Pembroke air joint venture, completion of a new labor agreement at GATX Rail, and a sizeable international railcar acquisition. As we work diligently to improve our near-term performance, these events, coupled with a strong position in our core markets, provide the basis for our long-term optimism."
FINANCIAL SERVICES
         Financial Services, comprised principally of GATX Capital, reported second quarter income of $14.3 million compared to $21.1 million in the prior year period. For the six-month period, Financial Services reported income of $25.8 million compared to $44.0 million in the prior year period.
         Investment volume totaled $361 million during the second quarter compared to $407 million in the prior year period. For the first half of 2001, investment volume totaled $1.1 billion compared to $732 million in the prior year period. The increased year-to-date volume reflects continued growth in the company's air and technology businesses, including select portfolio acquisitions in these sectors.
         For the second quarter, pre-tax spread totaled $46.7 million compared to $42.2 million in the prior year period. Annualized pre-tax spread in the second quarter was 4.7% of average net investments compared to 5.4% in the prior year period and 5.0% in the 2001 first quarter. Higher lease and interest income drove the increase in pre-tax spread, more than off-setting a decline in affiliate income which can be attributed to abnormally high affiliate income in the year ago period.
         Second quarter remarketing income, comprised of both gains on asset sales and residual sharing fees, was $50.3 million compared to $9.3 million in the prior year period. For the six-month period, remarketing gains totaled $64.7 million compared to $18.7 million in the prior year period. The increased remarketing income was driven by strong secondary market activity in air and certain other diversified assets.

         Warrant income totaled $12.4 million in the second quarter compared to $8.6 million in the prior year period. For the six-month period, warrant income totaled $27.6 million compared to $22.6 million in the prior year period. Reflecting gains realized during the second quarter, the pre-tax unrealized gains decreased to $12.7 million at the end of the second quarter from $23.5 million at the end of the 2001 first quarter.
         Loss provisions totaled $16.1 million in the quarter compared to $2.0 million in the prior year period. The allowance for loss was 6.2% of reservable assets at the end of the second quarter compared to 5.8% in the prior quarter and 8.2% in the year ago period.
         In addition to the $30.6 million telecommunications impaired asset write-down, net charge-offs of reservable assets during the second quarter totaled $12.9 million. Total write-downs and net charge-offs in the second quarter were 1.1% of average net investments compared to .17% in the prior year period and .32% in the 2001 first quarter. For the six-month period, write-downs and net charge-offs totaled $55.7 million, or 1.5% of average net investments compared to .36% in the prior year period.

                                    GATX RAIL
         GATX Rail reported income of $11.5 million in the 2001 second quarter compared to $17.9 million in the prior year period, and $12.1 million in the 2001 first quarter. For the six-month period, GATX Rail reported net income of $23.6 million compared to $36.4 million in the prior year period.
         Utilization and lease rates remain under pressure, as chemical companies have reduced manufacturing capacity in response to economic conditions. Industry-wide chemical railcar loadings declined 6% on a comparable basis through the first half of 2001, and U.S. manufacturing capacity utilization is at a 15-year low. Utilization of GATX Rail's North American full service fleet was 91% at the end of the second quarter, down from 92% in the 2001 first quarter and 93% in the prior year period.
         GATX Rail continues to take steps to address market weakness. New car order activity has been limited primarily to customer-specific requests, and as a result new car deliveries in the second quarter totaled only 860 cars compared to 1,500 new car deliveries in the prior year period. GATX

Rail's full service North American fleet included 91,600 cars at the end of the second quarter, essentially flat with year-end 2000 levels.
COMPANY DESCRIPTION
GATX Corporation (NYSE: GMT) is a specialized finance and leasing company. It uniquely combines asset knowledge and services, structuring expertise, creative partnering and risk capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar and locomotive leasing, aircraft operating leasing, information technology leasing, venture finance and diversified finance.
TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss second quarter results. Teleconference details are as follows:
                               Tuesday, July 24th
                              3:00 PM Eastern Time
                      Domestic Dial-In:      1-888-273-9887
                      International Dial-In: 1-612-332-0932

Call in details and real-time audio access are available at: www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

FORWARD-LOOKING STATEMENTS
         This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. With respect to outlook comments within this release relating to the 2001 performance of GATX Rail Corporation, GATX Capital Corporation, and GATX Corporation, risks and uncertainties include, but are not limited to, general economic conditions, railcar lease rate and utilization levels, dynamics affecting customers within the chemical, petroleum and food industries, additional potential write-downs and/or provisions related to GATX's telecommunications portfolio, and general market conditions in the air, telecommunications, venture, and other large-ticket leasing industries.

FOR FURTHER INFORMATION CONTACT:
ANALYSTS AND INVESTORS
Robert C. Lyons
GATX Corporation
312-621-6633

Investor, corporate information and press releases may be found at http://www.gatx.com. A variety of current financial information, historical financial information, press releases and photographs are available at this site. GATX press releases may be obtained by accessing PR Newswire's Company News On-Call's automated fax service at 800-758-5804. The company identification number for GATX is 105121.
                               --Tabular Follows--

Page 6
                        GATX CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                  THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                        JUNE 30                           JUNE 30
                                                             ------------------------------    -------------------------------
                                                                2001              2000            2001              2000
                                                             ------------     -------------    ------------     --------------
GROSS INCOME
    Revenues                                                 $   422.6        $   316.4        $   778.6         $   605.4
    Share of affiliates' earnings                                 15.0             26.1             29.9              46.1
                                                             ------------     -------------    ------------     --------------
TOTAL GROSS INCOME                                               437.6            342.5            808.5             651.5

OWNERSHIP COSTS
    Depreciation and amortization                                109.8             79.4            212.9             158.8
    Interest, net                                                 68.0             59.4            129.0             113.4
    Operating lease expense                                       48.4             42.9             96.7              83.1
                                                             ------------     -------------    ------------     --------------
TOTAL OWNERSHIP COSTS                                            226.2            181.7            438.6             355.3

OTHER COSTS AND EXPENSES
    Operating expenses                                            61.0             52.0            124.1              82.8
    Selling, general and administrative                           66.3             51.1            123.6              92.2
    Provision for possible losses                                 46.8              2.0             68.1               4.0
    Fair value adjustments for derivatives                         (.7)             -                 .4               -
                                                             ------------     -------------    ------------     --------------
TOTAL OTHER COSTS AND EXPENSES                                   173.4            105.1            316.2             179.0

INCOME FROM CONTINUING OPERATIONS BEFORE
     INCOME TAXES                                                 38.0             55.7             53.7             117.2

INCOME TAXES                                                      15.5             23.3             26.8              47.2
                                                             ------------     -------------    ------------     --------------

INCOME FROM CONTINUING OPERATIONS                                 22.5             32.4             26.9              70.0

DISCONTINUED OPERATIONS
   Operating results, net of income taxes                          (.9)             4.4              1.5               7.4
   Gain on sale of portion of segment, net of income               -                4.7            163.9               4.7
        taxes
                                                             ------------     -------------    ------------     --------------
TOTAL DISCONTINUED OPERATIONS                                      (.9)             9.1            165.4              12.1

                                                             ------------     -------------    ------------     --------------
NET INCOME                                                   $    21.6        $    41.5        $   192.3         $    82.1
                                                             ============     =============    ============     ==============

PER SHARE DATA
     Basic:
        Income from continuing operations                    $      .46       $      .68       $      .56        $     1.46
        (Loss) Income from discontinued operations                 (.01)             .19             3.41               .25
                                                             ------------     -------------    ------------     --------------
        Total                                                $      .45       $      .87       $     3.97        $     1.71
        Average number of common shares (in thousands)           48,495           47,583           48,378            48,012
     Diluted:
        Income from continuing operations                    $      .46       $      .67       $      .55       $      1.43
        (Loss) Income from discontinued operations                 (.02)             .19             3.35               .25
                                                             ------------     -------------    ------------     --------------
        Total                                                $      .44       $      .86       $     3.90      $       1.68
        Average number of common shares and share
          Equivalents (in thousands)                             49,287           48,606           49,314            48,892


Note: Certain amounts in the 2000 financial statements have been reclassified to conform to the current presentation.

                        GATX CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                  (IN MILLIONS)

                                                             JUNE 30             DECEMBER 31
                                                               2001                 2000
                                                        -------------------  -------------------
ASSETS

Cash and Cash Equivalents                               $       362.3           $     173.6
Receivables
    Trade accounts                                               62.5                  93.7
    Finance leases                                            1,013.0                 878.3
    Secured loans                                               613.3                 538.0
    Less - allowance for possible losses                       (111.0)                (95.2)
                                                        -------------------  -------------------
                                                              1,577.8               1,414.8
Operating Lease Assets and Facilities, net                    2,579.2               2,654.1

Investments in Affiliated Companies                           1,130.6                 951.2

Other Assets                                                    491.1                 439.1

Net Assets of Discontinued Operations                            36.6                 630.9
                                                        -------------------  -------------------

                                                         $    6,177.6            $  6,263.7
                                                        ===================  ===================

LIABILITIES, DEFERRED ITEMS AND SHAREHOLDERS' EQUITY

Accounts Payable                                        $       269.3           $     317.3
Accrued Expenses                                                189.6                 127.4
Debt
   Short-term                                                   384.9                 557.2
   Long-term:
      Recourse                                                2,755.6               3,093.9
      Nonrecourse                                               639.0                 494.2
   Capital lease obligations                                    152.9                 164.2
                                                        -------------------  -------------------
                                                              3,932.4               4,309.5

Deferred Items, including Income Taxes                          830.8                 720.0

   Total Shareholders' Equity                                   955.5                 789.5
                                                        -------------------  -------------------

                                                         $    6,177.6            $  6,263.7
                                                        ===================  ===================

Page 8
                       GATX CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN MILLIONS)

                                                                         THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                               JUNE 30                      JUNE 30
                                                                    -------------------------    ----------------------------
                                                                       2001           2000           2001            2000
                                                                    ----------     ----------    -----------    -------------
OPERATING ACTIVITIES
Income from continuing operations                                   $   22.5        $   32.4          26.9        $   70.0
Adjustments to reconcile income from continuing operations
  to net cash provided by continuing operations:
      Realized gains on remarketing of leased equipment                (41.1)          (10.0)        (49.6)          (19.7)
      Depreciation and amortization                                    109.8            79.4         212.9           158.8
      Provision for possible losses                                     46.8             2.0          68.1             4.0
      Deferred income taxes                                              5.9             6.0         110.0            35.0
Other, including working capital                                       (38.5)           (8.5)       (234.2)          (53.8)
                                                                   ------------    -----------   ------------   --------------
    Net cash provided by continuing operations                         105.4           101.3         134.1           194.3

INVESTING ACTIVITIES
Additions to operating lease assets and facilities                     (62.7)         (135.7)       (101.7)         (291.6)
Additions to equipment on lease, net of nonrecourse financing
  for leveraged leases                                                (135.9)         (158.1)       (401.9)         (289.3)
Secured loans extended                                                (122.9)         (102.6)       (203.4)         (216.5)
Investments in affiliated companies                                    (79.3)          (71.6)       (220.4)         (121.1)
Other investments and progress payments                                (16.0)          (96.4)       (129.7)         (104.2)
                                                                   ------------    -----------   ------------   --------------
Portfolio investments and capital additions                           (416.8)         (564.4)     (1,057.1)       (1,022.7)
Portfolio proceeds                                                     277.4           121.2         525.8           220.4
Proceeds from other asset sales                                        191.4           288.2         196.4           292.6
                                                                   ------------    -----------   ------------   --------------
    Net cash provided by (used in) investing activities of
       continuing operations                                            52.0          (155.0)       (334.9)         (509.7)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                               230.0           659.1         292.0           780.8
Repayment of long-term debt                                           (447.9)         (551.8)       (751.9)         (608.7)
Net (decrease) increase in short-term debt                            (216.8)         (121.6)       (172.3)          208.8
Repayment of capital lease obligations                                  (3.1)           (3.3)        (11.3)           (9.4)
Issuance (repurchase) of common stock and other                          2.4           (14.7)         14.1           (41.2)
Cash dividends                                                         (15.1)          (14.2)        (30.1)          (28.7)
                                                                   ------------    -----------   ------------   --------------
    Net cash (used in) provided by financing activities of
     continuing operations                                            (450.5)          (46.5)       (659.5)          301.6
NET TRANSFERS FROM (TO) DISCONTINUED OPERATIONS                          -               8.6          (7.6)          (58.4)
                                                                   ------------    -----------   ------------   --------------
NET DECREASE IN CASH AND CASH EQUIVALENTS FROM
      CONTINUING OPERATIONS                                           (293.1)          (91.6)       (867.9)          (72.2)
PROCEEDS FROM SALE OF PORTION OF SEGMENT                               115.7            74.7       1,144.1            74.7
TAXES PAID ON GAIN FROM SALE OF SEGMENT                                (87.5)            -           (87.5)            -
NET DECREASE IN CASH AND CASH EQUIVALENTS FROM
      DISCONTINUED OPERATIONS                                            -              (2.0)        (12.6)            (.2)
                                                                   ------------    -----------   ------------   --------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS               $   (264.9)     $   (18.9)    $    176.1       $    2.3
                                                                   ============    ===========   ============   ==============

                       GATX CORPORATION AND SUBSIDIARIES
                         SUPPLEMENTARY DATA (UNAUDITED)
                (IN MILLIONS, EXCEPT EARNINGS PER SHARE AMOUNTS)


                                                               THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                    JUNE 30                                JUNE 30
                                                        ---------------------------------     ----------------------------------
                                                            2001               2000                2001               2000
                                                       ---------------    ---------------     --------------     ---------------
GATX CORPORATION Basic net income per share:
    Income from continuing operations                   $       .46       $        .68         $       .56       $       1.46
    (Loss) Income from discontinued operations                 (.01)               .19                3.41                .25
                                                       ---------------    ---------------     --------------     ---------------
    Total                                               $       .45       $        .87         $      3.97       $       1.71

Diluted net income per share:
    Income from continuing operations                   $       .46       $        .67         $       .55       $       1.43
    (Loss) Income from discontinued operations                 (.02)               .19                3.35                .25
                                                       ---------------    ---------------     --------------     ---------------
    Total                                               $       .44       $        .86         $      3.90       $       1.68

Revenues                                                $    422.6        $     316.4          $    778.6        $     605.4
Share of Affiliates' Earnings                                 15.0               26.1                29.9               46.1
                                                       ---------------    ---------------     --------------     ---------------
Gross Income                                                 437.6              342.5               808.5              651.5
Income from Continuing Operations before
    Income Taxes                                              38.0               55.7                53.7              117.2
Income from Continuing Operations                             22.5               32.4                26.9               70.0
(Loss) Income from Discontinued Operations                     (.9)               9.1               165.4               12.1
                                                       ---------------    ---------------     --------------     ---------------
Net Income                                              $     21.6        $      41.5          $    192.3        $      82.1

Equity                                                       955.5              837.4
Return on Average Equity (a)                                  12.0%              19.1%

Assets of Continuing Operations                            5,932.2            5,199.3
Net Asset of Discontinued Operations                          36.6              681.5
Intersegment and Other Assets                                208.8              (19.7)
                                                       ---------------    ---------------
      Total Assets                                         6,177.6            5,861.1

Return on Average Total Owned Assets (a)                        1.71%             2.75%


Page 10
                       GATX CORPORATION AND SUBSIDIARIES
                         SUPPLEMENTARY DATA (UNAUDITED)
                (IN MILLIONS, EXCEPT EARNINGS PER SHARE AMOUNTS)

                                                              THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                                   JUNE 30                                 JUNE 30
                                                        -------------------------------       -----------------------------------
                                                            2001              2000                 2001                 2000
                                                        --------------    -------------       --------------       --------------
FINANCIAL SERVICES
Revenues                                                  $   271.9         $   173.2           $   485.6            $   323.2
Share of Affiliates' Earnings                                  13.6              25.3                27.6                 44.2
                                                        --------------    -------------       --------------       --------------
Gross Income                                                  285.5             198.5               513.2                367.4
Depreciation and Amortization                                  83.8              53.9               161.7                106.4
Interest                                                       55.9              43.6               111.6                 81.8
Operating Lease Expense                                        12.6              11.6                25.3                 22.9
Income before Income Taxes                                     23.6              35.4                42.7                 72.8
Net Income                                                $    14.3         $    21.1           $    25.8            $    44.0

Net Investments                                             3,976.0           3,233.7
Other Assets (b)                                              342.5             341.6
                                                        --------------    -------------
      Total Assets                                          4,318.5           3,575.3

Common Equity                                                 586.6             432.5

GATX CAPITAL ONLY
New Investment Volume                                         360.8             406.5             1,115.4                732.2
Portfolio Pre-Tax Spread (c)                                   46.7              42.2                93.5                 78.8
Annualized Pre-Tax Spread as % of Average Net
     Investments                                               4.7%               5.4%               4.9%                  5.3%
Asset remarketing:
     Disposition Gains on Owned Assets                         41.0               8.6                49.5                 17.9
     Residual Sharing Fees                                      9.3                .7                15.2                   .8
Warrant Income                                                 12.4               8.6                27.6                 22.6

GATX RAIL
Revenues                                                  $  151.7          $   144.3           $   294.4            $   284.5
Share of Affiliates' Earnings                                  1.4                 .8                 2.3                  1.9
                                                       ---------------    -------------       --------------       --------------
Gross Income                                                 153.1              145.1               296.7                286.4
Depreciation and Amortization                                 25.0               24.5                49.4                 50.3
Interest                                                      12.8               13.8                25.7                 28.5
Operating Lease Expense                                       36.2               31.8                71.5                 61.1
Income before Income Taxes                                    19.2               29.0                14.2                 58.3
Net Income                                                $   11.5          $    17.9           $     7.4            $    36.4

Assets                                                     1,613.8           1,624.0
Equity                                                       363.8             337.0

North American Fleet
Fleet Additions                                              1,200              1,800               1,600                3,900
Total Fleet                                                 91,600             91,500              91,600               91,500
Utilization                                                    91%                93%                 91%                  93%

---------------------------------------------------------------------------------------------------------------------------------

(a) Excludes 4Q00 litigation and reserve and 1Q01 Terminals gain (b) Includes marine operating assets (c) Lease, interest and affiliate income less ownership costs

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                 GATX CORPORATION
                                        -----------------------------------
                                                   (Registrant)

                                               /s/ Brian A. Kenney
                                        -----------------------------------
                                                 Brian A. Kenney
                                                Vice President and
                                             Chief Financial Officer
                                            (Duly Authorized Officer)



Date:  July 27, 2001